EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Share Option Plan for Employees, Officers, Directors and Consultants of CGI Group Inc., its Subsidiaries and its Associates of our report dated November 8, 2010, with respect to the consolidated financial statements of CGI Group Inc. and the effectiveness of internal control over financial reporting of CGI Group Inc. included in its Form 40-F/A filed with the Securities and Exchange Commission on February 23, 2011.

Montréal, Canada	/s/ Ernst & Young LLP
September 26, 2011	Chartered Accountants